Exhibit 23.3

Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111

The undersigned, Law Offices of Gary A. Agron, herewith consents to be named as securities counsel to U-Vend, Inc. ("U-Vend") in connection with U-Vend's Registration Statement on Form S-1, file number 333-195914, filed with the Securities and Exchange Commission on May 13, 2014.

Dated: November 4, 2014.

Law Office of Gary A. Agron

By:  /s/ Gary A. Agron

Gary A. Agron, Managing Partner